SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

ALLIED HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING
PROXY STATEMENT
VOTING AND OUTSTANDING STOCK
1. ELECTION OF DIRECTORS AND INFORMATION REGARDING DIRECTORS
REPORT OF THE AUDIT COMMITTEE
COMMON STOCK OWNERSHIP BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION TABLE
2. APPROVAL OF AN AMENDMENT TO INCREASE THE SHARES SUBJECT TO THE EMPLOYEE STOCK PURCHASE PLAN
INDEPENDENT PUBLIC ACCOUNTANTS
SHAREHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
APPENDIX A

ALLIED HOLDINGS, INC.

160 Clairemont Avenue, Suite 200
Decatur, Georgia 30030

NOTICE OF ANNUAL MEETING
June 19, 2003

To the Shareholders of Allied Holdings, Inc.:

      The annual meeting of shareholders of Allied Holdings, Inc. (the “Company”) will be held at the corporate offices of the Company, 160 Clairemont Avenue, 3rd Floor Conference Room, Decatur, Georgia 30030 on June 19, 2003 at 10:00 a.m., local time, for the following purposes:

1. To elect four directors for terms ending in 2006;

2. To amend the Company’s Employee Stock Purchase Plan (the “ESPP”) to increase the number of shares subject to the ESPP by 350,000 shares; and

3. To take action on whatever other business may properly come before the meeting.

      Only holders of record of common stock at the close of business on April 22, 2003 will be entitled to vote at the meeting. The stock transfer books will not be closed.

By Order of the Board of Directors,

Thomas M. Duffy
Senior Vice President, Secretary and General Counsel

Decatur, Georgia

April 29, 2003

      WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE VOTE BY PROXY PROMPTLY. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

ALLIED HOLDINGS, INC.

160 Clairemont Avenue, Suite 200
Decatur, Georgia 30030

ANNUAL MEETING OF SHAREHOLDERS

June 19, 2003

PROXY STATEMENT

       This Proxy Statement is furnished to shareholders of Allied Holdings, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of proxies to be used at the annual meeting of shareholders of the Company to be held on June 19, 2003 at 10:00 a.m., local time, at the corporate office of the Company, 160 Clairemont Avenue, 3rd Floor Conference Room, Decatur, Georgia 30030, and any adjournments thereof.

      The cost of soliciting proxies will be borne by the Company. In addition to solicitation of shareholders of record by mail, telephone, or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their principals, and the Company will reimburse them for their mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of the Common Stock of the Company. No remuneration will be paid directly or indirectly for the solicitation of proxies.

      An annual report to the shareholders, including financial statements for the year ended December 31, 2002, is enclosed with this Proxy Statement. This Proxy Statement and the accompanying materials are first being mailed to shareholders on or about April 29, 2003.

VOTING AND OUTSTANDING STOCK

      At the close of business on the record date, April 22, 2003, the Company had outstanding and entitled to vote at the annual meeting 8,499,405 shares of Common Stock. Each share of Common Stock is entitled to one vote. For each proposal to be considered at the annual meeting, the holders of a majority of the outstanding shares of stock entitled to vote on such matter at the meeting, present in person or by proxy, shall constitute a quorum. Abstentions and broker non-votes will be treated as present for purposes of determining a quorum. “Broker non-votes” are votes that brokers holding shares of record for their customers (i.e., in “street name”) are not permitted to cast under applicable stock exchange regulations because the brokers have not received instructions (or have received incomplete instructions) from their customers as to certain proposals and as to which the brokers have advised the Company that they lack voting authority.

      With regard to the election of directors, votes may be cast for the nominees or may be withheld. The election of directors requires the affirmative vote of a plurality of the votes cast by shares entitled to vote at the annual meeting. Votes that are withheld and broker non-votes will have no effect on the election of directors.

      With regard to the other proposals to be considered at the annual meeting, votes may be cast for or against each of the proposals, or shareholders may abstain from voting on each of the proposals. The approval of each of the proposals requires the affirmative vote of a majority of the votes cast at the meeting in person or by proxy and entitled to vote on such proposals. Provided that the total votes cast represent greater than 50% of the Company’s outstanding shares of Common Stock, abstentions and broker non-votes will have no effect on the outcome of such proposals.

      You may vote in person at the annual meeting or by proxy. Whether or not you expect to be present at the annual meeting, please vote by proxy promptly. To vote by proxy, you may select one of the following options:

      Vote by Telephone. You can vote your shares by telephone by calling the toll-free telephone number (at no cost to you) shown on your proxy card. Telephone voting is available 24 hours-a-day, seven days-a-week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. Proxies granted by telephone using these procedures are valid under Georgia law. You can also consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote by telephone, you do NOT need to return your proxy card.

      Vote by Internet. You can also choose to vote on the Internet. The web site for Internet voting is shown on your proxy card. Internet voting is available 24 hours-a-day, seven days-a-week. You will be given the opportunity to confirm that your instructions have been properly recorded. Proxies granted over the Internet using these procedures are valid under Georgia law. If you vote on the Internet, you do NOT need to return your proxy card.

      Vote by Mail. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. Please do so as soon as possible so that your shares may be represented at the annual meeting. If you wish to view future proxy statements and annual reports on the Internet, check the box provided on the card.

      Revocation of Proxy. If you vote by proxy, you may revoke that proxy at any time before it is voted at the annual meeting. You may do this by: (i) voting again by telephone or on the Internet prior to the meeting; (ii) signing another proxy card with a later date and returning it to us prior to the meeting; or (iii) attending the meeting in person and casting a ballot.

      If you sign the proxy card or submit your vote by Internet or by telephone but do not specify how you want your shares to be voted, your shares will be voted “FOR” each nominee listed in Proposal 1 and “FOR” Proposal 2. The persons named in the enclosed proxy card and acting thereunder will have discretion to vote on any other matter that may properly come before the annual meeting in accordance with their best judgment.

1. ELECTION OF DIRECTORS AND INFORMATION REGARDING DIRECTORS

      The Bylaws of the Company provide for the division of the Board into three classes, each class serving for a period of three years. Members of the three classes currently are as follows: (i) David G. Bannister, Robert J. Rutland, William P. Benton and Hugh E. Sawyer; (ii) Guy W. Rutland, III, Robert R. Woodson and J. Leland Strange; and (iii) Guy W. Rutland, IV, Berner F. Wilson, Jr. and Thomas E. Boland. Pursuant to the Bylaws, the Board of Directors set the number of directors serving on the Board at ten in March 2002.

      The directors whose terms will expire at the 2003 annual meeting of shareholders are David G. Bannister, William P. Benton, Robert J. Rutland, and Hugh E. Sawyer. Messrs. Bannister, Benton, Rutland, and Sawyer each has been nominated to stand for reelection as director to hold office until the 2006 annual meeting of shareholders or until his successor is elected and qualified.

      If any nominee is unable to stand for reelection, the Board of Directors may, by resolution, provide for a lesser number of directors, or designate a substitute nominee, in which event the persons named in the enclosed proxy will vote proxies that would otherwise be voted for all named nominees for the election of such substitute nominee.

      The Board of Directors of the Company recommends that the shareholders vote “FOR” approval of the proposal to elect the four nominees for directors listed below.

Nominees for Election to Terms Expiring 2006 Annual Meeting

DAVID G. BANNISTER

Director Since 1993
Age 47

Mr. Bannister has been a Managing Director of Grotech Capital Group since June 1998. Grotech invests in companies primarily located in the Mid-Atlantic and Southeastern regions of the United States and which are in early, emerging and later stage growth cycles. Mr. Bannister was a Managing Director in the Transportation Group of BT Alex Brown Incorporated and was employed by that firm in various capacities from 1983 to June 1998. Mr. Bannister is also a director of Landstar System, Inc.

WILLIAM P. BENTON

Director Since 1998
Age 79

Mr. Benton became a director of the Company in February 1998. Mr. Benton retired from Ford Motor Company as its Vice President of Marketing worldwide after a 37-year career with that company. During this time Mr. Benton held the following major positions: VP/General Manager of Lincoln/Mercury Division; VP/General Manager Ford Division; 4 years in Europe as Group VP Ford of Europe; and a member of the company’s Product Planning Committee, responsible for all products of the company worldwide. Most recently Mr. Benton was vice chairman of Wells Rich Greene, an advertising agency in New York, from September 1986 to January 1997, and Executive Director of Ogilvy & Mather Worldwide, an advertising agency in New York from January 1997 to January 2002. Mr. Benton has been a director of Speedway Motor Sports, Inc. since February 1995, and a director of Sonic Automotive, Inc. since December 1997.

ROBERT J. RUTLAND

Director Since 1965
Age 61

Mr. Rutland has been Chairman of the Company since 1995, and served as Chairman and Chief Executive Officer of the Company from February 2001 to June 2001 and from December 1995 to December 1999. Mr. Rutland was the President and Chief Executive Officer of the Company from 1986 to December 1995. Prior to October 1993, Mr. Rutland was Chief Executive Officer of each of the Company’s subsidiaries. Mr. Rutland is a member of the Board of Directors of Fidelity National Bank, a national banking association.

HUGH E. SAWYER

Director Since 2001
Age 48

Mr. Sawyer has been President and Chief Executive Officer of the Company since June 2001. Mr. Sawyer served as President and Chief Executive Officer of Aegis Communications Group, Inc. from April 2000 to June 2001. Mr. Sawyer served as President of Allied Automotive Group, Inc., a subsidiary of the Company, from January 2000 to April 2000. Mr. Sawyer was President and Chief Executive Officer of National Linen Service, a subsidiary of National Service Industries, Inc. from 1996 to 2000, and President of Wells Fargo Armored Service Corp., a subsidiary of Borg-Warner Corp., from 1988 to 1995. Mr. Sawyer is a member of the board of directors of Aegis Communications Group, Inc.

Incumbent Directors — Terms Expiring 2005 Annual Meeting

GUY W. RUTLAND, III

Director Since 1964
Age 66

Mr. Rutland was elected Chairman Emeritus in December 1995. Mr. Rutland served as Chairman of the Board of the Company from 1986 to December 1995. Prior to October 1993, Mr. Rutland was Chairman or Vice Chairman of each of the Company’s subsidiaries.

J. LELAND STRANGE

Director Since 2002
Age 61

Mr. Strange is Chairman of the Board of Directors, Chief Executive Officer and President of Intelligent Systems Corporation and has been with that company since its merger with Quadram Corporation in 1982. Mr. Strange serves on the advisory board of Alliance Technology Ventures, Georgia Tech Research Corp. and Georgia Institute of Technology’s DuPree School of Management.

ROBERT R. WOODSON

Director Since 1993
Age 71

Mr. Woodson retired as a member of the Board of Directors of John H. Harland Company in April 1999 and served as its Chairman from October 1995 to April 1997. Mr. Woodson was also the President and Chief Executive Officer of John H. Harland Company prior to October 1995. Mr. Woodson also served as a director of Haverty Furniture Companies, Inc. through May 2002.

Incumbent Directors — Terms Expiring 2004 Annual Meeting

THOMAS E. BOLAND

Director Since 2001
Age 68

Mr. Boland retired as Chairman of the Board of Wachovia Corporation of Georgia and Wachovia Bank of Georgia, N.A., in April, 1994. Mr. Boland joined Wachovia (formerly The First National Bank of Atlanta) in 1954 and was a senior executive in various capacities until his retirement. Mr. Boland has been Special Counsel to the President of Mercer University of Macon and Atlanta since October 1995. Mr. Boland currently serves on the boards of directors of Citizens Bancshares Corporation and Citizens Trust Bank in Atlanta. Mr. Boland is past chairman of the board of directors of Minbanc Capital Corporation of Washington, D.C. and formerly served on the boards of directors of InfiCorp Holdings, Inc., Atlanta, VISA International and VISA U.S.A. of San Mateo, California.

GUY W. RUTLAND, IV

Director Since 1993
Age 39

Mr. Rutland has been Senior Vice President of Performance Management and Chaplaincy of the Company since July 2001, and was Executive Vice President and Chief Operating Officer of Allied Automotive Group, Inc., a subsidiary of the Company, from February 2001 to July 2001. Mr. Rutland was Senior Vice President — Operations of Allied Automotive Group, Inc. from November 1997 to February 2001. Mr. Rutland was Vice President — Reengineering Core Team of Allied Automotive Group, Inc., from November 1996 to November 1997. From January 1996 to November 1996 Mr. Rutland was Assistant Vice President of the Central and Southeast Region of Operations for Allied Systems, Ltd., a subsidiary of the Company. From March 1995 to January 1996 Mr. Rutland was Assistant Vice President of the Central Division of Operations for Allied Systems, Ltd. From June 1994 to March 1995, Mr. Rutland was Assistant Vice President of the Eastern Division of Operations for Allied Systems, Ltd. From 1993 to June 1994 Mr. Rutland was assigned to special projects with an assignment in Industrial Relations/Labor Department and from 1988 to 1993, Mr. Rutland was Director of Performance Management.

BERNER F. WILSON, JR.

Director Since 1993
Age 64

Mr. Wilson retired as Vice President and Vice-Chairman of the Company in June 1999. Mr. Wilson was Secretary of the Company from December 1995 to June 1998. Prior to October 1993, Mr. Wilson was an officer or Vice Chairman of several of the Company’s subsidiaries. Mr. Wilson joined the Company in 1974 and has held various finance, administration, and operations positions.

Other Information About the Board and Its Committees

      All directors have served continuously since their first election or appointment. Robert J. Rutland and Guy W. Rutland, III are brothers. Guy W. Rutland, IV is the son of Guy W. Rutland, III. The Board of Directors held ten meetings during 2002. Each director attended at least 75% of the meetings of the Board of Directors and the meetings of committees of which he was a member. The Board of Directors has two standing committees, the Audit Committee and the Compensation and Nominating Committee. Certain information regarding the function of the Board’s committees, their present membership, and the number of meetings held by each committee during 2002 is presented below.

Audit Committee

      The Audit Committee annually reviews and recommends to the Board of Directors the certified public accounting firm to be engaged as independent auditors of the Company for the next calendar year; reviews the plans and results of the audit engagement with the independent auditors; inquires as to the adequacy of the Company’s internal accounting controls; monitors the compliance with material policies and laws, including the Company’s code of conduct; considers the other professional services provided by the independent auditors and whether the provision of such services impairs the independence of the auditors; and reports its evaluations to the Board of Directors. The Board of Directors of the Company has adopted a written charter for the Audit Committee.

      The members of our Audit Committee are David G. Bannister, William P. Benton, Robert R. Woodson and Thomas E. Boland. All members of the Audit Committee are “independent” as defined by current American Stock Exchange listing standards. During 2002, the Audit Committee held eight meetings.

REPORT OF THE AUDIT COMMITTEE

March 25, 2003

To the Board of Directors of Allied Holdings, Inc.:

In performing our functions, we act only in an oversight capacity. Our committee and the Board of Directors recognize that management and the independent auditors have more resources and time, and more detailed knowledge and information regarding the Company’s accounting, auditing, internal control and financial reporting practices than does our committee. In its oversight role, our committee relies on the work and assurances of the Company’s management, which is responsible for the preparation, presentation and integrity of the Company’s financial statements and reports, financial reporting process and internal controls, and of the independent auditors, who are responsible for auditing the Company’s annual financial statements and, in their report, express an opinion as to the conformity of such annual financial statements to generally accepted accounting principles.

In this context, we met and held discussions with management and the independent auditors. Management represented to us that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2002.

We have discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with KPMG LLP the accountants’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the SEC.

The foregoing report has been furnished by the Audit Committee of Allied Holdings’ Board of Directors.

David G. Bannister, Chairman	William P. Benton	Robert R. Woodson	Thomas E. Boland

The foregoing report of the Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the Report by reference in any such document.

Compensation and Nominating Committee

      The Compensation and Nominating Committee periodically reviews the compensation and other benefits provided to officers of the Company. Pursuant to authority delegated to it by the Board of Directors, the Compensation and Nominating Committee may establish compensation for the officers of the Company and approve employment agreements with the officers of the Company. The Compensation and Nominating Committee may also recommend to the Board of Directors changes to the Company’s total compensation philosophy.

      In addition, the Compensation and Nominating Committee reviews the qualifications of all persons recommended to serve on the Board of Directors and makes recommendations to the Board of Directors regarding such persons.

      The members of the Compensation and Nominating Committee are David G. Bannister, Robert R. Woodson, William P. Benton and J. Leland Strange. During 2002, the Compensation and Nominating Committee held seven meetings.

Compensation of Directors

      For the year ended December 31, 2002, each director of the Company who was not also an employee received an annual fee of $20,000 and a fee of $3,000 for each meeting of the Board attended, plus reimbursement of expenses incurred in attending meetings. An additional fee of $3,000 is paid for attending two or more committee meetings held the same day as Board meetings.

      Commencing January 1, 2003, each director of the Company who was not also an employee received an annual fee of $25,000 and a fee of $1,500 for each meeting of the Board or any of its committees attended, plus reimbursement of expenses for attending meetings. An additional fee of $5,000 per year is paid to the chairman of each committee of the Board.

COMMON STOCK OWNERSHIP BY MANAGEMENT AND

CERTAIN BENEFICIAL OWNERS

      The following table sets forth certain information about beneficial ownership of the Common Stock as of April 22, 2003 by (i) each director and executive officer of the Company named herein, and (ii) all directors and executive officers of the Company as a group. Unless otherwise indicated, the beneficial owners of the Common Stock listed below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Number of Shares	Percentage of Shares
Beneficial Owner	Beneficially Owned(1)	Outstanding(2)

Robert J. Rutland(3)	1,123,894	13.2
Guy W. Rutland, III(4)	850,718	10.0
Guy W. Rutland, IV(5)	651,936	7.7
Hugh E. Sawyer(6)	520,000	6.1
Daniel H. Popky(7)	113,881	1.3
Berner F. Wilson, Jr.(8)	97,417	1.1
Thomas M. Duffy(9)	85,330	1.0
David A. Rawden(10)	31,466	*
David G. Bannister(11)	21,000	*
Robert R. Woodson(11)	21,000	*
William P. Benton(11)	19,000	*
Thomas E. Boland(12)	13,333	*
J. Leland Strange(12)	10,333	*
All executive officers and directors as a group(13) (13 persons)	3,559,308	41.9

*	Less than 1% not applicable

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of any securities that such person has the right to acquire beneficial ownership of within 60 days as well as any securities owned by such person’s spouse, children or relatives living in the same household.

(2)	Based on 8,499,405 shares outstanding as of April 22, 2003. Shares underlying outstanding stock options or warrants held by the person indicated and exercisable within 60 days of such date are deemed to be outstanding for purposes of calculating the percentage owned by such holder.

(3)	Includes 18,099 shares owned by his wife as to which he disclaims beneficial ownership and 85,050 shares owned by him under the Restricted Stock Plan. A holder of shares under the Restricted Stock Plan has the power to vote such shares.

(4)	Includes 18,099 shares owned by his wife, 67,800 shares owned by a private foundation as to which he disclaims beneficial ownership and 8,167 shares owned by him under the Restricted Stock Plan.

(5)	Includes 647,211 shares held in a limited partnership of which he is directly the beneficiary and 4,725 shares owned by him under the Restricted Stock Plan.

(6)	Includes options to acquire 500,000 shares.

(7)	Includes 23,363 shares owned by him under the Restricted Stock Plan and options to acquire 82,800 shares.

(8)	Includes 1,996 shares acquired by him under the Restricted Stock Plan.

(9)	Includes 5,245 shares owned by his wife as to which he disclaims beneficial ownership, 2,732 shares owned by him under the Restricted Stock Plan, and options to acquire 75,000 shares.

(10)	Includes options to acquire 16,666 shares.

(11)	Includes options to acquire 15,000 shares for each individual.

(12)	Includes options to acquire 8,333 shares for each individual.

(13)	Includes 126,033 shares issued under the Restricted Stock Plan and options to acquire 736,132 shares.

      The following table sets forth certain information about beneficial ownership of each person known to the Company to own more than 5% of the outstanding Common Stock as of April 22, 2003, other than directors of the Company.

	Number of Shares	Percentage of Shares
Name and Address of Beneficial Owner	Beneficially Owned	Outstanding

Beck, Mack and Oliver LLC(1)	1,075,750	12.7
330 Madison Avenue
New York, New York

Alan W. Weber(2)	969,500	11.4
23 Berkley Lane
Rye Brook, New York 10573

J.B. Capital Partners, L.P.(2)	931,400	11.0
23 Berkley Lane
Rye Brook, New York 10573

Dimensional Fund Advisors, Inc.(3)	539,735	6.4
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Bernard O. De Wulf(4)	525,977	6.2
70 rua Bahia, Higienopolis
Saõ Paulo, SP 01244-000
Brazil

Robert E. Robotti, Robotti & Company,	421,950	5.0
Incorporated and The Ravenswood
Investment Company, L.P.(5)
52 Vanderbilt Avenue, Suite 503
New York, New York 10017

(1)	According to a Schedule 13G dated January 23, 2003, filed on behalf of Beck, Mack and Oliver LLC (“BMO”), BMO possesses shared investment power and no voting power as to the shares.

(2)	According to a Form 4 dated April 16, 2003, filed on behalf of J. B. Capital Partners, L.P. (“J.B. Capital”) and Allen W. Weber, J.B. Capital possesses shared voting and investment power as to 931,400 shares, and Mr. Weber possesses sole voting and investment power as to 38,100 shares and shared voting and investment power as to 931,400 shares.

(3)	According to a Schedule 13G dated February 3, 2003, filed on behalf of Dimensional Fund Advisors, Inc. (“Dimensional”), in its role as investment advisor or manager to certain investment companies, trust and accounts, Dimensional possesses voting and/or investment power over the 539,735 shares owned by such investment companies, trust and accounts. Dimensional disclaims beneficial ownership of such shares.

(4)	According to information provided by Mr. De Wulf.

(5)	According to a Schedule 13G dated February 18, 2003, filed on behalf of Robert E. Robotti, Robotti & Company Incorporated, in its role as a broker dealer and an investment advisor, and The Ravenswood Investment Company, L.P., of which Mr. Robotti serves as Managing Member of the General Partner of such limited partnership. Mr. Robotti possesses shared voting and investment power as to the securities but does not have sole voting or investment power as to the securities.

EXECUTIVE COMPENSATION

Compensation and Nominating Committee Report on Executive Compensation

      The Compensation and Nominating Committee of the Board, which was formed in December 1993, reviews, establishes, administers and monitors the Company’s executive compensation plans, policies and programs.

Executive Compensation Components

      The executive compensation philosophy of the Company is to link compensation with enhancement of shareholder value and retain executive talent the Company considers important for its long-term success. The Company’s executive compensation is based on the following three principal components, each of which is intended to support the overall compensation philosophy.

      Incentive Compensation. From 1997 through 2000, incentive compensation for the named executive officers was paid in accordance with the formalized approach to measuring value creation through the economic value added, or EVA, framework under the Company’s EVA Plan (the “EVA Plan”) which was adopted in 1997. The Compensation and Nominating Committee determined that it would not utilize the EVA Plan in 2001 other than for employees of the Company’s Axis Group subsidiary.

      For 2002, the Compensation and Nominating Committee awarded incentive compensation for the named executive officers utilizing criteria related to the implementation and achievement of the Company’s turnaround plan. The Compensation and Nominating Committee determined that incentive compensation should be based on results measured against the value driver metrics that were established by the Company during 2002.

      The Compensation and Nominating Committee further determined that incentive compensation for 2002 should be awarded based on performance related to the Company’s turnaround plan, which included but was not limited to customer price increases, the elimination of nonperforming assets and expenses, deleveraging activities, improved cash management, execution in the Company’s core business units, and refinancing activities. The Compensation and Nominating Committee reviewed factors such as the achievements of the Company which were directly and specifically linked to executive officers’ individual performance in connection with the revitalization initiatives adopted by the Company during 2002 in determining the amount of incentive compensation paid to executive officers.

      The Compensation and Nominating Committee also required each executive to execute an agreement in order to receive incentive compensation for 2002 evidencing that (i) they will be required to take a one-week non-paid furlough on or before June 1, 2003 and (ii) they will not voluntarily terminate their employment with the Company before December 31, 2003.

      Mr. Sawyer was paid a bonus of $825,000 in 2002 based upon the determination of the Compensation and Nominating Committee. Specifically, Mr. Sawyer was paid a bonus of $275,000 in March 2002 upon the successful refinancing of the Company’s primary lending facilities in February 2002. The remaining portion of

Mr. Sawyer’s bonus was based upon criteria utilized by the Compensation and Nominating Committee as defined by the Company’s measurable turnaround initiatives.

      Robert J. Rutland was paid a bonus of $307,650 in 2002 based upon specific criteria utilized by the Compensation and Nominating Committee, including criteria relating to the performance of Mr. Rutland as Chairman of the Company.

      Messrs. Popky and Duffy were each paid a bonus in the amount of $200,000 in 2002, $15,000 of which was paid upon the successful refinancing of the Company’s primary lending facilities in February 2002. The additional bonus paid to Messrs. Popky and Duffy was made based upon criteria utilized by the Compensation and Nominating Committee as defined by the Company’s turnaround initiatives. Mr. Rawden was paid a bonus in the amount of $239,340 in 2002, $164,340 of which was based upon the criteria utilized by the Compensation and Nominating Committee as defined by the Company’s turnaround initiatives, and $75,000 of which was paid to Mr. Rawden upon the commencement of his employment in March 2002 pursuant to the terms of his employment agreement with the Company.

      During 2002 each of the named executive officers took a one-week unpaid furlough and contributed approximately 20% of their company provided health insurance costs. In addition, none of the named executive officers received a wage increase in 2002.

      Base Salary. Base salary amounts for each of the named executive officers are specified in their employment agreements. The Committee believes these base salary amounts are appropriate given the need of the Company to attract and retain qualified executives, and are competitive with those paid to executives of other leading companies engaged in the transportation, logistics and trucking industries, and turnaround management.

      Stock Compensation. Executive officers are eligible to receive annual grants of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance units and performance shares under the Company’s Long Term Incentive Plan (the “LTI Plan”). During 2002, the Compensation and Nominating Committee awarded stock options to various officers, including certain of the named executive officers, pursuant to the LTI Plan. The Company did not award shares of restricted stock in 2001 or 2002. The Compensation and Nominating Committee believes that stock options assist the Company in the long-term retention of its executives and serve to align the interests of the executives with the shareholders by increasing their ownership stake in the Company.

CEO Compensation

      The Compensation and Nominating Committee believes that Hugh E. Sawyer’s compensation as Chief Executive Officer for the year ended December 31, 2002 was appropriately related to the short and long term performance of the Company. Mr. Sawyer’s base salary in 2002 was $555,000 as provided by his employment agreement and was reduced by $10,612 due to the effect of a mandatory one-week unpaid furlough taken in 2002 pursuant to a Company initiative. Mr. Sawyer was paid a bonus for the year ended December 31, 2002 of $825,000, $550,000 of which was based upon criteria utilized by the Compensation and Nominating Committee as defined by the Company’s turnaround initiatives and $275,000 of which was paid upon the successful refinancing of the Company’s primary lending facilities in February 2002. Mr. Sawyer was required to execute an agreement in order to receive the portion of his bonus which is unrelated to the successful refinancing of the Company evidencing that he will be required to take a one-week non-paid furlough on or before June 1, 2003 and that he will not voluntarily terminate his employment with the Company before December 31, 2003. The Compensation and Nominating Committee believes that the base salary and benefits provided by Mr. Sawyer’s employment agreement provide for appropriate compensation to Mr. Sawyer in light of the Company’s goal of attracting and retaining a qualified chief executive, and considers the compensation received by Mr. Sawyer for 2002 to have been comparable to chief executive officers of other leading companies engaged in the transportation, logistics and trucking industries or companies engaged in revitalization efforts.

William P. Benton, Chairman	David G. Bannister	Robert R. Woodson	J. Leland Strange

EXECUTIVE COMPENSATION TABLE

      Remuneration paid in 2002, 2001 and 2000 to the following named executive officers and the principal positions of such individuals at December 31, 2002 is set forth on the following table:

Long-Term Compensation

							Securities
						Restricted	Underlying
					Other Annual	Stock	Options/SAR	All Other
Name and Principal Position	Year	Salary(1)	Bonus(2)		Compensation(3)	Awards(4)	Awards(5)	Compensation(6)

Hugh E. Sawyer(7)	2002	$539,388	$825,000	(8)	—	—	100,000	$6,717
President and Chief	2001	287,337	275,000		—	—	500,000	360,197
Executive Officer	2000	106,458	—		—	—	—	4,429
Robert J. Rutland	2002	402,650	307,650		$29,870		—	152,164
Chairman	2001	402,128	175,000		59,931	—	—	72,148
	2000	403,400	—		164,342	$152,603	—	155,996
David A. Rawden(9)	2002	267,323	239,340	(10)	—	—	50,000	56,982
Senior Vice President	2001	—	—		—	—	—	—
Business Process	2000	—	—		—	—	—	—
Engineering
Daniel H. Popky	2002	269,673	200,000		3,848	—	10,000	10,048
Senior Vice President and	2001	260,411	150,000		7,954	—	50,000	6,021
Chief Financial Officer	2000	237,790	—		124,711	57,733	—	17,068
Thomas M. Duffy	2002	245,157	200,000		542	—	10,000	—
Senior Vice President,	2001	235,894	150,000		7,353	—	50,000	—
General Counsel,	2000	207,738	—		27,531	14,442	—	15,509
Secretary

(1)	For 2002 and 2001, represents salary after giving effect to a one week non-paid furlough. For 2000, includes amounts contributed by the Company under the Company’s 401(k) plan.

(2)	For 2002, each individual executed an agreement evidencing that they will be required to take a one-week non-paid furlough on or before June 1, 2003, and that they will not voluntarily terminate their employment with the Company before December 31, 2003.

(3)	Represents amounts paid to the named executives for reimbursement of income tax liabilities incurred due to the issuance of restricted stock awards.

(4)	Represents the dollar value on the date of grant. No restricted stock awards were granted in 2001 or 2002. The shares granted in 2000 are as follows: 21,418 to Mr. Rutland, 8,103 to Mr. Popky and 2,027 to Mr. Duffy.

(5)	For Mr. Sawyer, represents 100,000 shares subject to options granted in 2002 and 500,000 shares subject to options granted in 2001. For Mr. Rawden, represents 50,000 shares subject to options granted in 2002. For Mr. Popky, represents 10,000 shares subject to options granted in 2002 and 50,000 shares subject to options granted in 2001. For Mr. Duffy, represents 10,000 shares subject to options granted in 2002 and 50,000 shares subject to options granted in 2001.

(6)	Amounts in this column include for Messrs. Rutland and Popky the imputed cost to the Company of the premiums paid on “split dollar” insurance agreements with the named executive officers based on an interest-free loan basis. Under certain circumstances, the Company will receive back the aggregate of the premiums paid by it. The amounts reported are required by the Securities and Exchange Commission’s rules; however, the amounts exceed the taxable compensation recognized by the named executive officers in regard to the split dollar payments. The taxable compensation recognized by the named executive officers in 2002 as a result of payments made pursuant to the split dollar agreements is:

$5,869 for Mr. Rutland; and $318 for Mr. Popky. As a result of changes in the law, including the Sarbanes- Oxley Act of 2002, the Company has discontinued paying the premiums on these policies. For Mr. Sawyer, the 2002 amount includes premiums paid by the Company on a term life insurance policy on his life for the benefit of his family and the 2001 amount includes $125,000 to reimburse him for amounts paid by him related to the early termination of his employment agreement with his former employer, $75,000 to reimburse him for certain expenses incurred in relocating to Atlanta, GA and $157,142 to reimburse him for income tax liabilities incurred due to such payments. For Mr. Rawden, includes $32,810 to reimburse him for certain expenses incurred in relocating to Atlanta, GA and $24,172 to reimburse him for income tax liabilities incurred due to such payments.

(7)	For 2001, represents salary paid by the Company commencing June 18, 2001. For 2000, represents salary paid by the Company from January through April.

(8)	$275,000 of Mr. Sawyer’s bonus was paid upon the successful refinancing of the Company’s primary lending facilities in February 2002.

(9)	Represents salary paid by the Company commencing on March 4, 2002.

(10)	Mr. Rawden’s bonus includes $75,000, which was paid in March 2002 upon commencement of his employment as required by his employment agreement.

      The following table sets forth information regarding the grant of stock options to each of the named executive officers during 2002 and the value of such options held by each such person as of December 31, 2002.

Option Grants for Last Fiscal Year

					Potential Realizable
					Value at
					Assumed Annual Rates of
					Stock Price Appreciation
					for
	Individual Grants				Option Term (10 Years)*

					5%	10%
		% of Total
	Number of	Options
	Securities	Granted to	Exercise
	Underlying	Employees in	Price	Expiration	Aggregate	Aggregate
Name	Options(1)	Fiscal Year	($/Share)(1)	Date	Value	Value

Robert J. Rutland	—	—	—	—	—	—
Hugh E. Sawyer	100,000	15.4	$3.70	12/17/12	$232,691	$589,682
Daniel H. Popky	10,000	1.5	$2.60	9/24/12	$16,351	$41,437
Thomas M. Duffy	10,000	1.5	$2.60	9/24/12	$16,351	$41,437
David A. Rawden	50,000	7.7	$4.30	3/04/12	$135,212	$342,655

  *     The dollar gains under these columns result from calculations assuming 5% and 10% growth rates from the closing price of the Company’s Common Stock on the date of grant, as prescribed by the Securities and Exchange Commission, and are not intended to forecast future price appreciation of the Common Stock.

(1)	For Mr. Sawyer, represents 100,000 shares subject to an option granted in 2002. Mr. Sawyer’s option vests over three years at a rate of 33% per year. Represents 10,000 shares subject to options granted to each of Messrs. Popky and Duffy in 2002, which vest over three years at a rate of 33% per year. For Mr. Rawden, represents 50,000 shares subject to an option granted in 2002. Mr. Rawden’s option vests over three years at a rate of 33% per year.

      The following table sets forth as to each of the named executive officers (i) the number of shares of Common Stock acquired pursuant to options exercised and the number of shares underlying stock appreciation rights exercised during 2002, (ii) the aggregate dollar value realized upon the exercise of such options and stock appreciation rights, (iii) the total number of shares underlying exercisable and non-exercisable stock options and stock appreciation rights held on December 31, 2002 and (iv) the aggregate dollar value of in-the-money unexercised options and stock appreciation rights on December 31, 2002.

Aggregated Option/SAR Exercises During Last Fiscal Year And

Fiscal Year-End Option/SAR Values

			Number of Shares		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs at		Options/SARs at
	Number of Shares	Value	Fiscal Year End		Fiscal Year End(1)
	Acquired Upon	Realized Upon
Name	Exercise of Option	Exercise	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert J. Rutland	—	—	—/—	—/—	—/—	—/—
Hugh E. Sawyer	—	—	250,000/—	350,000/—	$165,000/—	$165,000/—
Daniel H. Popky	—	—	57,800/—	35,000/—	$15,000/—	$22,400/—
Thomas M. Duffy	—	—	50,000/—	35,000/—	$15,000/—	$22,400/—
David A. Rawden	—	—	—/—	50,000/—	—/—	—/—

(1)	In accordance with the Securities and Exchange Commission’s rules, values are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock. For purposes of this table, fair market value is deemed to be $3.34, the closing price of the Common Stock price reported on The American Stock Exchange on December 31, 2002. No value is assigned to the options or stock appreciation rights because the exercise price for the options and stock appreciation rights is in excess of the fair market value of the underlying Common Stock on December 31, 2002.

Employment and Severance Agreements

      Robert J. Rutland entered into an employment agreement with the Company for a five-year term ending in February 2005. Mr. Sawyer entered into an employment agreement with the Company for a five-year term ending in June 2006. Messrs. Popky and Duffy entered into employment agreements with the Company each for a one-year term ending in December 2003, and Mr. Rawden entered into an employment agreement with the Company for a one-year term ending in March 2004. These agreements provide for compensation to the officers in the form of annual base salaries, plus percentage annual increases in subsequent years based upon either the Consumer Price Index, or such amount established by the Compensation and Nominating Committee, and participation in Company bonus plans.

      Each of the employment agreements of Messrs. Rutland, Sawyer, Popky and Duffy also provides that the officers will receive severance benefits if: (i) the officer’s employment is terminated due to death or disability; (ii) the Company terminates the officer’s employment other than for cause or elects not to extend the officer’s employment beyond any initial or renewal term of the agreement, (iii) the officer terminates his employment with the Company as a result of a material change in the duties or responsibilities of the officer or a failure to be elected or appointed to the position held by him, (iv) the officer terminates his employment as a result of relocation of the officer, or requirement that the officer perform substantially all his duties outside the metropolitan Atlanta, Georgia area, (v) the Company commits any material breach of the agreement that remains uncured for thirty days following written notice thereof from the officer, (vi) a liquidation, dissolution, consolidation or merger of the Company (other than with an affiliated entity) occurs, (vii) within two years following a “change of control” with respect to the Company, the officer’s employment agreement is terminated by the Company or the officer or not extended for any renewal term or (viii) a petition in bankruptcy is filed by or against the Company or the Company makes an assignment for the benefit of creditors or seeks appointment of a receiver or custodian for the Company. The employment agreement of Mr. Rawden provides that he will receive severance benefits if: (i) his employment is terminated by the Company other than for cause, or because the Company elects not to extend his employment beyond the initial or any renewal term of the agreement, (ii) Mr. Rawden terminates his employment with the Company as a result of a material change in his duties or responsibilities, (iii) Mr. Rawden terminates his employment as a result of his relocation or requirement that he perform substantially all his duties outside the metropolitan

Atlanta, GA area, (iv) Mr. Rawden’s employment is terminated within one year following a “change of control” with respect to the Company or (v) a petition in bankruptcy is filed by or against the Company or the Company makes the assignment for the benefit of creditors or seeks appointment of a receiver or custodian for the Company.

      In addition, Mr. Sawyer’s employment agreement provides for severance benefits if there is any material change by the Company to Mr. Sawyer’s compensation other than as contemplated by the agreement, the Company fails to comply with its obligations in respect of payment of salary and bonus to Mr. Sawyer or Mr. Sawyer terminates his employment as a result of the failure of the Board of Directors to re-nominate Mr. Sawyer as a candidate for director or to appoint, elect or re-elect Mr. Sawyer as Chairman of the Board after Mr. Rutland ceases holding such office.

      The severance benefits payable with respect to each of Messrs. Rutland, Sawyer, Popky and Duffy include a cash payment equal to three times each of (i) his annual base salary for the year such termination occurs, plus (ii) his “bonus”. For purposes of the preceding sentence, the term “bonus” includes, with respect to Messrs. Rutland, Popky, and Duffy, an amount equal to (A) the greatest of (1) the average of each of the previous two years’ bonus payments under the Incentive Plan or other form of bonus plan, (2) the average of each of the previous two years’ “target bonus” amounts under the Incentive Plan or other form of bonus plan or (3) the amount of the “target bonus” for Messrs. Rutland, Popky, and Duffy under the Incentive Plan or other form of bonus plan for the year in which their respective employment with the Company is terminated, plus (B) an amount equal to the dollar value of the restricted stock target or other form of equity award for each of them with respect to the most recent annual award of restricted stock or other equity award made under the LTI Plan. For Mr. Sawyer the term “bonus” includes an amount equal to (A) the greatest of (1) the annual bonus actually paid to Mr. Sawyer in the preceding year, (2) the average of each of the previous two years’ annual bonus payments to Mr. Sawyer, or (3) if the termination follows a “change of control,” the target amount of his annual bonus for the year in which such termination occurs, plus (B) an amount equal to the dollar value of the restricted stock target for him with respect to the most recent annual award of restricted stock made under the LTI Plan. If Mr. Rutland is terminated other than pursuant to a “change of control” and there are more than three years remaining on the term of his employment agreement, he will be entitled to receive an amount equal to the number of years or partial years remaining on his employment agreement times each of the above items. If Mr. Sawyer is terminated other than pursuant to a “change of control” or a failure of the Board of Directors to nominate him for election to the Board or to elect him as Chairman of the Board. The severance benefits payable with respect to Mr. Rawden include an amount equal to the greater of (i) 52 weeks of base salary or (ii) the severance amount which would be due to Mr. Rawden in accordance with the severance plan or guidelines of the Company in effect on the date of termination.

      A “change of control” under the employment agreements of Messrs. Rutland, Sawyer, Popky, Duffy and Rawden occurs (i) in the event of a merger, consolidation or reorganization of the Company following which the shareholders of the Company immediately prior to such reorganization, merger or consolidation own in the aggregate less than seventy percent (70%) of the outstanding shares of common stock of the surviving corporation, (ii) upon the sale, transfer or other disposition of all or substantially all of the assets or more than thirty percent (30%) of the then outstanding shares of common stock of the Company, other than as a result of a merger or other combination of the Company and an affiliate of the Company, (iii) upon the acquisition by any person of beneficial ownership (as defined in the Exchange Act) of twenty percent (20%) or more of the combined voting power of the Company’s then outstanding voting securities or (iv) if the members of the Board of Directors who served as such on the date of the applicable employment agreement (or any successors approved by two-thirds (2/3) of such Board members) cease to constitute at least two-thirds (2/3) of the membership of the Board.

      The maximum severance benefits that would have been due upon termination meeting the criteria for severance compensation under the employment agreements effective March 1, 2003 are approximately: $2,153,550 to Mr. Rutland, $4,125,000 to Mr. Sawyer, $1,350,000 to Mr. Popky, $1,275,000 to Mr. Duffy and $330,000 to Mr. Rawden. The Company is also required to provide to Messrs. Rutland, Sawyer, Popky, Duffy and Rawden medical and hospitalization benefits and other benefits for defined periods following termination triggering severance benefits.

Long-Term Incentive Plan

      The Company’s LTI Plan allows for the issuance of an aggregate of 2,000,000 shares of Common Stock. The LTI Plan authorizes the Company to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance units and performance shares to eligible employees and directors, including each of the executive officers named herein, as determined by the LTI Plan. The LTI Plan was adopted and approved by the Board of Directors and shareholders in July 1993 and was amended in 2000, amended and restated in 2001, and amended in 2002.

      The Compensation and Nominating Committee selects those employees to whom awards are granted under the LTI Plan and determines the number of stock options, performance units, performance shares, shares of restricted stock, and stock appreciation rights granted pursuant to each award and prescribes the terms and conditions of each such award.

Nonqualified Stock Options

      The Board of Directors may grant non-qualified stock options under the LTI Plan. The Company granted non-qualified stock options to acquire an aggregate of 189,000 shares during 2002. These options become exercisable after one year in 33% increments per year and expire ten years from the date of the grant. Non-qualified options to acquire 339,320 shares of Common Stock pursuant to the LTI Plan were exercisable at December 31, 2002.

Restricted Stock Awards

      Effective December 19, 1996, the Board of Directors of the Company adopted the Allied Holdings, Inc. Restricted Stock Plan (“Restricted Stock Plan”) pursuant to authority granted by the LTI Plan. The awards granted under the Restricted Stock Plan vest over five years, 20% per year commencing on the first anniversary of the date of grant. The Company did not grant any shares under the Restricted Stock Plan in 2001 or 2002.

Incentive Stock Options

      During 2002, the Company granted incentive stock options to purchase 459,000 shares. These options become exercisable after one year in 33% increments per year, and expire 10 years from the date of grant. Options which are granted pursuant to the incentive stock option provisions of the LTI Plan are intended to qualify as incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Options to acquire 192,311 shares of Common Stock pursuant to the LTI Plan were exercisable at December 31, 2002.

Stock Appreciation Rights

      The Board of Directors of the Company adopted the SAR Plan pursuant to the terms of the LTI Plan effective January 1, 1997. The purpose of the SAR Plan is to provide incentive compensation to certain management employees of the Company. Such incentive compensation shall be based upon the award of stock appreciation rights units, the value of which are related to the appreciation in fair market value of the Common Stock. All payments under the SAR Plan are made in cash. The Compensation and Nominating Committee determines the applicable terms for each award under the SAR Plan. The SAR awards vest over 3 years and may be exercised only during the fourth year. The exercise price increases 6% per year. The Company has not granted SAR’s during the past three years.

Retirement Plans

      The Company maintains a tax qualified defined benefit pension plan (the “Retirement Plan”). The table set forth below illustrates the total combined estimated annual benefits payable under the Retirement Plan to eligible salaried employees for years of service assuming normal retirement at age 65.

Allied Defined Benefit Pension Plan

	Years of Service

Remuneration	10	15	20	25	30	35

100,000	20,000	30,000	40,000	50,000	50,000	50,000
125,000	25,000	37,500	50,000	62,500	62,500	62,500
150,000	30,000	45,000	60,000	75,000	75,000	75,000
175,000	34,000	51,000	68,000	85,000	85,000	85,000
200,000	34,000	51,000	68,000	85,000	85,000	85,000
225,000	34,000	51,000	68,000	85,000	85,000	85,000
250,000	34,000	51,000	68,000	85,000	85,000	85,000
275,000	34,000	51,000	68,000	85,000	85,000	85,000
300,000	34,000	51,000	68,000	85,000	85,000	85,000

      The Retirement Plan uses average compensation, as defined by the Retirement Plan, paid to an employee by the plan sponsor during a plan year for computing benefits. Compensation includes bonuses and any amount contributed by a plan sponsor on behalf of an employee pursuant to a salary reduction agreement which is not includable in the gross income of the employee under Code Sections 125, 402(a)(8), or 402(h). However, compensation in excess of Code Section 401(a)(17) limit shall not be included. The limit under the Retirement Plan for 2002 is $170,000.

      The compensation covered by the Retirement Plan for each of Messrs. Rutland, Sawyer, Popky, Duffy and Rawden is $170,000.

      The estimated years of credited service for each of the named executive officers as of December 31, 2002 is as follows:

Years of Credited Service
Name	as of December 31, 2002

Robert J. Rutland	37.7
Hugh E. Sawyer	0.6
Daniel H. Popky	7.0
Thomas M. Duffy	3.6
David A. Rawden	0.0

      The benefits shown in the Pension Plan Table are payable in the form of a straight line annuity commencing at age 65. There is no reduction for social security benefits or other offset amounts.

      The Company amended the Retirement Plan effective April 30, 2002 in order to freeze the Retirement Plan. As a result of this amendment to the Retirement Plan, commencing April 30, 2002 participants do not accrue credit towards years of service, participants do not accrue credit for pay increases received, and new employees may not become participants in the Retirement Plan. However, vesting does continue to accrue after April 30, 2002.

Compensation and Nominating Committee Interlocks and Insider Participation in Compensation Decisions

      David G. Bannister, William P. Benton, Robert R. Woodson and J. Leland Strange served as members of the Compensation and Nominating Committee during the year ended December 31, 2002. None of the members of the Compensation and Nominating Committee has served as an officer of the Company, and none of the executive officers of the Company has served on the board of directors or the compensation and nominating committee of any entity that had officers who served on the Company’s board of directors.

Performance Graph

      The following graph compares the cumulative total stockholder return (stock price appreciation plus dividend) on the Company’s Common Stock with the cumulative total return of The Nasdaq Stock Market (U. S. Companies) and of the Nasdaq Trucking and Transportation Companies for the period beginning December 31, 1997 through and including December 31, 2002. While the Company was initially traded on the NASDAQ stock market, it began trading on the New York Stock Exchange in March 1998 and now trades on the American Stock Exchange, the Company believes that the NASDAQ Stock Market (U.S.) Index and the NASDAQ Trucking & Transportation Index are the appropriate indices for purposes of its Performance Graph.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG ALLIED HOLDINGS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ TRUCKING & TRANSPORTATION INDEX

*	$100 invested on 12/31/97 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

2. APPROVAL OF AN AMENDMENT TO INCREASE THE SHARES

SUBJECT TO THE EMPLOYEE STOCK PURCHASE PLAN

      The shareholders are being asked to vote on a proposal to approve an amendment to increase the number of authorized shares of Common Stock purchasable under the ESPP by an additional 350,000 shares, bringing the total number of shares of Common Stock subject to the ESPP to 1,050,000. The Board of Directors believes it is in the best interests of the Company to increase the share reserve so that the Company can continue to attract and retain the services of those persons essential to the Company’s growth and financial success.

      The Board of Directors adopted on December 16, 1998, and the shareholders approved on May 12, 1999, the ESPP covering 350,000 shares of Common Stock (subject to adjustment to reflect certain corporate changes). The purpose of the ESPP is to give employees of the Company and its subsidiaries the opportunity to subscribe for shares of Common Stock on an installment basis through payroll deductions and thereby obtain or increase a proprietary interest in the Company. On February 21, 2001, the Board of Directors approved an amendment to the ESPP to increase the number of shares which may be sold under the ESPP to 700,000 shares. On February 13, 2003, the Board of Directors approved an amendment to the ESPP to increase the number of shares which may be sold under the ESPP to 1,050,000. As of March 1, 2003, 581,223 shares of Common Stock have been acquired by employees under the ESPP.

Description of the ESPP

      The following is a summary of the principal features of the ESPP, as recently amended for the share increase. The summary, however, does not purport to be a complete description of all the provisions of the ESPP and is qualified in its entirety by the full text of the ESPP which is attached to this Proxy Statement as Appendix A.

      Purpose. The ESPP allows eligible employees of the Company to subscribe for and purchase options to purchase shares of the Company’s Common Stock at a discount from the market price through payroll deductions. The ESPP is not a qualified plan under Section 401(a) of the Code and is not subject to any of the provisions of ERISA. The ESPP is designed to be an employee stock purchase plan under Section 423 of the Code, providing the benefits afforded under Code Section 421.

      Administration. Except as otherwise delegated by the Compensation and Nominating Committee, the ESPP shall be administered by the Compensation and Nominating Committee of the Board of Directors, which has the full authority to administer and interpret the ESPP.

      Eligibility. Except as otherwise required by certain tax laws, all employees of the Company and its subsidiaries are eligible to participate in the ESPP after attaining the age of twenty-one (21), provided that such employee’s customary employment with the Company or any subsidiary is at least 20 hours per week and more than 5 months per calendar year. As of March 1, 2003, the number of employees eligible to participate in the ESPP was approximately 800. Employees who own, or immediately after an offering under the ESPP would be deemed to own (under Section 424(d) of the Code) shares possessing 5% or more of the total combined voting power of all classes of stock of the Company (or of any parent or subsidiary of the Company) are ineligible to participate in the ESPP. For purposes of this calculation, shares of Common Stock which an employee may purchase pursuant to outstanding stock options under the ESPP shall be treated as stock owned by the employee. Furthermore, no option to purchase shares may be granted to any employee if, within the calendar year in which such option first becomes exercisable, such option (together with any other options that first become exercisable by the employee under the ESPP or any other qualified employee stock purchase plan maintained by the Company) would provide the employee with the right in such year to purchase shares having a fair market value in excess of $25,000.

      Shares Limitation and Purchase Price. The number of shares for which an employee may subscribe is limited to those which can be purchased through payroll deductions expressed in whole percentages of not less than 1% nor more than 10% of the employee’s rate of compensation for each pay period in effect on the date of the payroll deductions. Purchases under the ESPP are limited to the lesser of (i) $10,000 of fair market value of the Common Stock or (ii) 600 shares of the Common Stock for each calendar year. The purchase price per share may be no less than (and is generally set at) 85% of the lesser of the fair market value for a share of Common Stock (as reported in the record of Composite Transactions for American Stock Exchange listed securities and printed in The Wall Street Journal) as of (i) the Offering Commencement Date or (ii) the Offering Termination Date, as each term is defined below.

      Participation. As of the first business day of each applicable calendar quarter (the “Offering Commencement Date”) during the term of the ESPP, all eligible employees electing to participate in the ESPP will be granted an option to purchase shares of Common Stock at the applicable purchase price described in the preceding paragraph. An employee elects to participate in the ESPP by filing an authorization form no later than 10 business days before the Offering Commencement Date. Payroll deductions are credited to the participant’s account and applied to the purchase of shares at the end of the applicable calendar quarter. No interest is paid on any payroll deductions credited to a participant’s account. The number of shares subscribed for and the purchase price per share are subject to adjustment in the event of the payment of stock dividends or stock splits and certain other capital adjustments. An employee may withdraw from participation in the ESPP and terminate his or her subscription (in whole but not in part) at any time on or before the 10th business day prior to the “Offering Termination Date,” which is the last business day of an applicable calendar quarter. In such event, the payroll deductions remaining in the participant’s account which have not already been applied for the purchase of shares will be returned to such participant or, in the case of death, to the participant’s beneficiary, without interest.

      Except as otherwise provided in the ESPP or determined by the Compensation and Nominating Committee of the Board of Directors, an option to purchase shares under the ESPP will be deemed to have been exercised automatically on the Offering Termination Date applicable to such calendar quarter. Such exercise will be for the purchase, on or as soon as practicable after the Offering Termination Date, of the number of full and/or fractional shares that the accumulated payroll deductions credited to the participant’s account as of the Offering Termination Date will purchase at the applicable purchase price. Shares subject to purchase by participants shall, in the discretion of the Compensation and Nominating Committee, be purchased out of funds in the participant’s account from treasury shares, authorized but unissued shares, reacquired shares, and/or shares purchased on the open market. Shares purchased pursuant to the ESPP may not generally be sold, assigned, transferred, pledged, exchanged, encumbered or otherwise disposed of in any way (other than by will or the laws of descent or distribution) for one year following the date of purchase.

      Adjustments. In the event of any stock dividend, stock split, recapitalization, merger, consolidation, combination, spin-off, distribution of assets to shareholders (other than ordinary cash dividends), exchange of shares, or other similar corporate change with respect to the Company, the Compensation and Nominating Committee (i) shall determine the kind of shares that may be purchased under the ESPP after such event, and (ii) may, in its discretion, adjust the aggregate number of shares available for purchase under the ESPP or subject to outstanding options and the respective purchase prices applicable to outstanding elections.

      Termination and Amendments. The Compensation and Nominating Committee may at any time terminate or suspend the ESPP and all rights of employees under the ESPP. In addition, the Compensation and Nominating Committee may from time to time make amendments to the ESPP that it deems advisable; provided, however, that the Compensation and Nominating Committee may not, without the approval of the Company’s shareholders, increase the number of shares authorized for issuance under the ESPP or affect any other change that requires the approval of the shareholders under applicable law or regulation.

      Unless terminated sooner by action of the Compensation and Nominating Committee, the ESPP shall terminate on the tenth (10th) anniversary of its adoption in April 1999.

Federal Income Tax Consequences

      The general income tax rules applicable to the ESPP as set forth below are intended for general information only. State and local income tax consequences are not discussed, and may vary from locality to locality. Furthermore, the discussion below is only applicable to employees for U.S. federal income tax purposes.

      No taxable income will be recognized by the employee, either at the time an option is granted pursuant to the ESPP or at the time an employee purchases shares pursuant to the ESPP. If an employee disposes (a disposition includes, among other things, sales and gifts) of shares two years or more after the Offering Commencement Date, then at that time the employee will recognize as compensation income the lesser of:

A. the excess of the fair market value of shares on the date of disposition over the amount paid for such shares; or

B. 15% of the fair market value of the shares on the Offering Commencement Date.

      In addition, the employee may recognize a long-term capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the stock and the basis in the stock (i.e., purchase price plus the amount, if any, taxed to the employee as ordinary compensation income). If an employee disposes of the shares within two years of the Offering Commencement Date, at that time the employee will recognize compensation income equal to the fair market value of the shares on the Offering Termination Date less the amount paid for the shares. In addition, the employee will recognize a capital gain or loss equal to the difference between the amount realized upon the sale of the stock and the employee’s basis in the stock (i.e., in this case, the purchase price plus the amount taxed to the employee as compensation income). If the holding periods set forth above are satisfied, the Company will not receive any deduction for federal income tax purposes with respect to the options or the shares issued pursuant thereto. If the holding periods are not satisfied, the Company may be entitled to a deduction in an amount equal to amount which is considered compensation income.

Canadian Income Tax Consequences

      The general rules applicable to the ESPP set forth below are applicable to employees resident in Canada for Canadian federal income tax purposes.

      No taxable income will be recognized by the employee at the time options are granted pursuant to the ESPP. If the employee purchases shares pursuant to the ESPP, then at that time the employee will recognize as income from employment an amount equal to the excess of the fair market value of the shares at the time such shares are purchased by the employee over the price which the employee paid for them.

      If the employee disposes of the shares (including any gifts of shares), at that time the employee will ordinarily recognize a capital gain or loss in an amount equal to the difference between the amount realized on the sale of the shares and the employee’s basis in the shares (i.e., the fair market value of the shares at the time the employee acquired them). The tax basis of the shares must be adjusted each time a new acquisition is made to recognize that the tax basis is calculated as an average over the total number of shares purchased. The Company will not receive any deduction for Canadian income tax purposes with respect to the options or the shares issued pursuant thereto. All dividends received on shares acquired under the ESPP, even if reinvested in additional shares, will be required to be included in the employee’s income for the year in which such dividends are paid. Dividends on the shares will not qualify for the dividend tax credit since the Company is not resident in Canada.

      The Company will include in the T-4 Supplementary Form prepared for each Canadian employee the appropriate amount of employment income arising on the purchase of shares through the ESPP. If the employee disposes of any shares, it becomes the employee’s responsibility to calculate any gains or losses incurred and to compute his or her income for Canadian tax purposes accordingly.

      The number and purchase price of shares to be purchased pursuant to outstanding options under the ESPP will depend on fluctuating market prices, and, accordingly, future benefits under the ESPP are not determinable at this time. The following table contains information concerning shares purchased under the ESPP during the past fiscal year by certain individuals:

			ESPP Plan

	Number of		Purchase Price	Fair Market Value
Name and Position	Shares		Per Share(1)	Per Share(2)

Robert J. Rutland, Chairman	N/A	(3)	—	—
Hugh E. Sawyer, President and Chief Executive Officer	N/A	(3)	—	—
Daniel H. Popky, Senior Vice President and Chief Financial Officer	—		—	—
Thomas M. Duffy, Senior Vice President and General Counsel & Secretary	600		$1.79	$4.80
David A. Rawden, Senior Vice President	600		$2.21	$3.34
All current executive officers (as a group)	1200		$2.00	$4.07
All current non-executive officer directors (as a group)	N/A	(4)	N/A (4)	N/A (4)
All current non-executive officer employees (as a group)	159,809		$2.12	$2.49

(1)	Weighted average of the purchase price per share.

(2)	Weighted average of the fair market value on the date of purchase.

(3)	These individuals are ineligible to participate in the ESPP as a result of owning more than 5% of the outstanding Common Stock of the Company.

(4)	Non-employee directors are not eligible to participate in the ESPP.

      The closing price of the Common Stock as reported in the record of Composite Transactions for the American Stock Exchange was $3.61 per share on March 3, 2003. As of such date, the aggregate market value of the 1,050,000 shares of Common Stock which would be subject to the ESPP if amended as proposed herein would be $3,790,500.

Equity Compensation Plan Information:

			Number of Securities
	Number of Securities	Weighted-Average	Remaining Available for Future
	to be Issued Upon Exercise	Exercise Price of	Issuance Under Equity
Plan Category	of Outstanding Options	Outstanding Options	Compensation Plans

Equity compensation plans approved by security holders(1)	1,612,300	$3.45	401,526 (2)
Equity compensation plans not approved by security holders	0	0	0

Total	1,612,300	$3.45	401,526

(1)	Consists of the Company’s 1993 Long-Term Incentive Plan as adopted in 1993, amended in 2000 and amended and restated in 2001.

(2)	Includes the Company’s Employee Stock Purchase Plan, which has 144,768 shares available for future issuance.

Description of the Proposed Amendment.

      The proposed amendment to the ESPP is an increase in the number of shares of Company Common Stock available for issuance. The ESPP currently provides that the maximum number of shares of Company Common Stock that may be issued is 700,000. The amendment would increase this amount to 1,050,000 shares.

      The Board of Directors of the Company recommends that the shareholders vote “FOR” the proposal to amend the ESPP.

INDEPENDENT PUBLIC ACCOUNTANTS

      The Audit Committee has selected KPMG LLP, independent auditors, to serve as the Company’s principal accounting firm for the fiscal year ending December 31, 2003. Approval of the Company’s accounting firm is not a matter required to be submitted to the shareholders. The Board of Directors of the Company, upon the recommendation of the Audit Committee, first appointed KPMG LLP on April 2, 2002 to serve as independent public accountants of the Company for the fiscal year ending December 31, 2002. The Company has been advised by KPMG LLP that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. KPMG LLP is considered by the Company to be well qualified.

      Arthur Andersen LLP served as independent public accountants of the Company from 1980 through 2001. On April 2, 2002, the Company dismissed Arthur Andersen LLP pursuant to the direction of the Company’s Audit Committee and Board of Directors.

      Arthur Andersen’s reports on the Company’s consolidated financial statements for each of the years December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, which disagreements, if not resolved to Arthur Andersen’s satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with its reports.

      None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the two most recent fiscal years of the Company ended December 31, 2001, or during any subsequent interim period through April 2, 2002 (the date the Company filed a Current Report on Form 8-K disclosing its decision to no longer engage Arthur Andersen).

      During the Company’s two most recent fiscal years ended December 31, 2001 and through April 2, 2002, the Company did not consult with KPMG LLP with respect to the application of accounting principles to a specified transaction or regarding any of the other matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

      Representatives of KPMG LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire, and will be available to respond to questions.

Audit Fees

      The aggregate fees billed by KPMG LLP for professional services rendered during 2002 for the audit of the Company’s annual financial statements for fiscal year 2002 and the reviews of the financial statements included in the Company’s Forms 10-Q for such fiscal year were $265,000. The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s defined benefit plan and 401(k) defined contribution plan financial statements for fiscal year 2001 were $30,000. The total audit and audit related fees billed by KPMG in 2002 was $295,000.

Financial Information Systems Design and Implementation Fees

      There were no fees billed by KPMG LLP for professional services rendered for financial information systems design and implementation for fiscal year 2002.

All Other Fees

      The aggregate fees billed by KPMG LLP for professional services rendered other than as stated under the captions “Audit Fees” and “Financial Information Systems Design and Implementation Fees” above were $30,000. The Audit Committee considers the provision of these services, income tax consulting services, to be compatible with maintaining the independence of KPMG LLP.

SHAREHOLDER PROPOSALS

      The 2004 Annual Meeting of Shareholders is anticipated to be held in May 2004. Under the Company’s Bylaws, any nominations for the Board of Directors and any proposal that a shareholder intends to present at the 2004 Annual Meeting must be received at 160 Clairemont Avenue, Suite 200, Decatur, Georgia 30030 addressed to the attention of Hugh E. Sawyer, President and Chief Executive Officer, not later than 60 days prior to the scheduled date of the 2004 Annual Meeting; provided, that if notice or prior public disclosure of the scheduled date of the 2004 Annual Meeting is given less than 60 days prior to the scheduled date, any nominations for the Board of Directors must be received not later than the tenth day after the date of the earlier of either notice of the meeting date or prior public disclosure of the meeting date. Nominations for the Board of Directors must also include information regarding the nominee and the person nominating as required by the Company’s Bylaws.

      Under the Securities and Exchange Commission’s Rule 14a-8, in order for any shareholder proposal to be considered for inclusion in the Company’s proxy statement and form of proxy for the 2004 Annual Meeting, it must be received at the Company’s principal executive offices on or prior to December 31, 2003. However, if the 2004 Annual Meeting is held on a date more than 30 days before or after June 19, 2004, any shareholder who wishes to have a proposal included in the Company’s proxy statement for such meeting must submit the proposal to the Company within a reasonable period of time before the Company begins to print and mail its proxy materials.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership of the Common Stock with the Securities and Exchange Commission and The American Stock Exchange. Officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely upon a review of the copies of the forms and written representations furnished to the Company, the Company believes that during the 2002 fiscal year its officers, directors and 10% shareholders complied with all applicable filing requirements except that Messrs. Duffy, Popky, Sawyer, Bannister, Benton, Woodson, Boland, Strange and Wilson each filed one untimely report on Form 4 during 2002. The time period in which filings are required to be made was changed on August 29, 2002 from (i) ten days following the month in which changes in ownership occur, to (ii) two days following the day on which changes occur. All untimely reports listed above occurred after August 29, 2002.

OTHER MATTERS

      Action will be taken on whatever other matters may properly come before the meeting. Management of the Company is not aware of any other business matters to be considered at the annual meeting except the Report of Management and presentation of financial statements. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote all proxies with respect to such matters in accordance with the recommendations of management of the Company.

      No director has informed the Company that he intends to oppose any recommended action as specified in this Proxy Statement. With the exception of election to office, no director or officer has a substantial interest in any matter to be acted upon.

      Management of the Company urges you to promptly complete the proxy whether or not you expect to be present at the meeting. You may complete the proxy by (i) signing and returning the enclosed proxy in the envelope provided, (ii) voting by telephone using the telephone number on the proxy, or (iii) voting by internet using the website on the proxy. IF YOU DO ATTEND, YOU MAY THEN WITHDRAW YOUR PROXY.

      UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO DANIEL H. POPKY, 160 CLAIREMONT AVENUE, SUITE 200, DECATUR, GEORGIA 30030, A COPY OF THE COMPANY’S 2002 ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS), INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, WILL BE PROVIDED FREE OF CHARGE. EXHIBITS TO FORM 10-K WILL BE PROVIDED UPON REQUEST AND PAYMENT OF REASONABLE COST, IF ANY, OF REPRODUCTION AND DELIVERY.

APPENDIX A

ALLIED HOLDINGS, INC.

AMENDED AND RESTATED

1999 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I

PURPOSE AND APPROVAL

      1.1     Purpose of the Plan. The purpose of the Allied Holdings, Inc. 1999 Employee Stock Purchase Plan is to provide a method whereby Employees of the Company may acquire a proprietary interest in the Company through the purchase of Shares of common stock of Allied Holdings, Inc. The Plan is intended to qualify as an “Employee Stock Purchase Plan” as defined in Section 423 of the Code. The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of the Code.

      1.2     Approval of the Plan. The Plan was adopted by the Board on December 16, 1998, subject to approval by the Company’s shareholders, as required by the Code. The Plan was adopted by the shareholders on May 12, 1999. The Board approved the Amended and Restated 1999 Employee Stock Purchase Plan on February 21, 2001, and the shareholders adopted this Amended and Restated 1999 Employee Stock Purchase Plan on May 15, 2001.

ARTICLE II

DEFINITIONS

      2.1     “ACCOUNT” means the account maintained by the Company for a Participant pursuant to Section 3.3.

      2.2     “ACT” means the Securities Exchange Act of 1934, as amended.

      2.3     “BOARD” means the Board of Directors of Allied Holdings, Inc.

      2.4     “CODE” means the Internal Revenue Code of 1986, as amended.

      2.5     “COMMITTEE” means the Compensation Committee of the Board, or such other Committee as the Board may designate to administer the Plan pursuant to Article VI.

      2.6     “COMPANY” means Allied Holdings, Inc. and its Subsidiaries.

      2.7     “COMPENSATION” means all base straight time gross earnings, commissions, overtime and other compensation, but shall not include income recognized pursuant to stock options or Shares purchased hereunder or to imputed fringe benefit income.

      2.8     “ELIGIBLE EMPLOYEE” means an Employee described in Section 3.2.

      2.9     “EMPLOYEE” means any person who is an employee of the Company for tax purposes, subject to the exclusion of such persons or classes of persons as the Committee may determine to be consistent with Code Section 423 and other applicable law.

      2.10     “EXERCISE PRICE” means the purchase price for Shares purchased pursuant to the exercise of an Option identified in Section 4.1.

      2.11     “FAIR MARKET VALUE” means,

      (a) If the Shares are listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of such determination, as reported in “The Wall Street Journal” or such other source as the Committee deems reliable, or;

      (b) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, Fair Market Value shall be the mean of the closing bid and asked prices for Shares on the date of such determination, as reported in “The Wall Street Journal” or such other source as the Committee deems reliable, or;

      (c) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Committee.

      2.12     “HOLDING PERIOD” means that period beginning on an Offering Termination Date on which Shares purchased by Participants and ending twelve (12) calendar months later.

      2.13     “OFFERING” means an offering to Participants of Options to purchase Shares under Section 4.1.

      2.14     “OFFERING COMMENCEMENT DATE” means the first business day of the calendar quarter applicable to the Offering.

      2.15     “OFFERING TERMINATION DATE” means the last business day of the calendar quarter applicable to the Offering.

      2.16     “OPTION” means an option to purchase Shares granted pursuant to the Plan.

      2.17     “PARTICIPANT” means an Eligible Employee who has elected to participate in the Plan pursuant to Section 3.3, and who has not become an ineligible Employee or withdrawn from participation in the Plan pursuant to Article III.

      2.18     “PLAN” means the Allied Holdings, Inc. 1999 Employee Stock Purchase Plan.

      2.19     “PLAN ADMINISTRATOR” means the Vice President, Human Resources of Allied Industries Incorporated or such other individual as the Committee may designate to administer the Plan pursuant to Article VI.

      2.20     “SHARE” means one share of common stock no par value of Allied Holdings, Inc.

      2.21     “SUBSIDIARY” means a corporation (or other form of entity which the Committee has determined shall be treated as a corporation for purposes of Code Section 423), domestic or foreign, of which not less than fifty percent (50%) of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or Subsidiary.

      2.22     “TRANSFER AGENT” means the officially designated transfer agent of the Company.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

      3.1     Granting of Options to Employees

A. Granting of Options to Company Employees Only. To the extent permitted by the Plan, Options to purchase Shares hereunder, shall only be granted to Employees of the Company.

B. Employee Rights and Privileges. All Employees granted Options under the Plan shall have the same rights and privileges, except that the Committee may from time to time provide for differences in the rights and privileges of Employees granted Options hereunder, so long as such differences do not jeopardize the qualification of the Plan under Code Section 423 or violate other applicable law.

      3.2     Eligibility of Employees. Employees who qualify as Eligible Employees pursuant to this Section shall be eligible to elect to participate in the Plan in accordance with Section 3.3.

A. Eligible Employee Defined. Except as otherwise required by Code Section 423 or other applicable law, including, without limitation, securities laws of a foreign jurisdiction applicable to such

Employee, an Employee shall be considered an Eligible Employee for purposes of participation in the Plan as of the first Offering Commencement Date after Employee attains the age of twenty-one (21), provided, that, such Employee’s customary employment with the Company is at least twenty (20) hours per week and more than five (5) months per calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the ninety-first (91)st day of such leave.

B. Rehired Employees. If an Eligible Employee who has ceased to be an Employee becomes an Employee again on a date thereafter, such Employee automatically shall become an Eligible Employee effective as of the Offering Commencement Date following such date.

C. Employees Deemed Ineligible for Participation.

(i) 5% Owners. No Option shall be granted hereunder to any Employee who, immediately after the Option is granted, would own, within the meaning of Code Section 424(d), Shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company. For purposes of this Section, Shares that an Employee would be entitled to purchase on the Offering Termination Date applicable to an Option that has been granted pursuant to Section 4.1 shall be treated as owned by the Employee.

(ii) Employees With Exercise Rights in Excess of $25,000 Per Year. No Option shall be granted hereunder to any Employee if, within the calendar year in which such Option first becomes exercisable, such Option (together with any other options that first become exercisable in such year that have been granted to the Employee under the Plan or any other qualified employee stock purchase plan maintained by the Company) would provide the Employee with the right in such year to purchase Shares having a Fair Market Value (determined on the Offering Commencement Date applicable to each such Option) in excess of $25,000.

(iii) Other Employees. The Committee may from time to time deem ineligible for participation hereunder any class or group of Employees, so long as the exclusion of such class or group from participation does not jeopardize the qualification of the Plan under Code Section 423 or violate other applicable law.

      3.3     Election to Participate

      A. Payroll Deduction Authorization Form. An Eligible Employee may elect to participate in the Plan by filing a properly completed authorization form, or such other authorization as the Plan Administrator shall require, with the party designated by the Plan Administrator no later than ten (10) business days before the Offering Commencement Date. Such form shall authorize automatic payroll deductions from a Participant’s Compensation for each pay period commencing on the Offering Commencement Date next succeeding receipt of the timely filed authorization form by the designated party (or such other date as may be designated by the Plan Administrator), and continuing until (i) the Participant changes the amount of such payroll deductions pursuant to Section 3.3(C), (ii) the Participant becomes an ineligible Employee or withdraws from participation in the Plan pursuant to Article III, (iii) the Plan is suspended or terminated pursuant to Section 7.11, or (iv) the Committee otherwise determines.

      B. Amount of Payroll Deductions; Calendar Year Limit. The payroll deductions authorized by the Participant shall be in whole percentages, not less than 1% and not more than 10% of Compensation, for each pay period, in effect on the date the payroll deductions to which the authorization form relates are made. Purchases under the Plan will be limited to the lesser of (i) $10,000 of the Fair Market Value of Shares (determined as of the Offering Commencement Date), or (ii) six hundred (600) Shares for each calendar year (or at such other limit as determined by the Committee).

      C. Changes in Payroll Deductions. Subject to Section 3.3(B), a Participant may increase or decrease the amount of payroll deductions previously authorized by filing a properly completed change form, or such other authorization as the Plan Administrator shall require, with the party and by the date designated by the Plan Administrator. Such change shall be made in whole percentages of Compensation, and shall be effective beginning on the Offering Commencement Date next succeeding the receipt of the timely filed change form by the designated party (or such other date as may be designated by the Plan Administrator).

      D. Participant’s Account. The Company shall cause to be maintained payroll deduction Accounts for all Participants. Payroll deductions made from a Participant’s Compensation shall be credited to the Participant’s Account, and shall be applied for the purchase of Shares pursuant to Article IV. No interest shall be paid or allowed on any payroll deductions credited to a Participant’s Account.

      3.4     Withdrawal From Participation

      A. In General. A Participant may withdraw from participation in the Plan at any time up to ten (10) business days prior to the Offering Termination Date by filing a properly completed withdrawal form, or such other authorization as the Plan Administrator shall require, with the party and by the date designated by the Plan Administrator. As soon as practicable after receipt of the timely filed withdrawal form by the designated party, (i) all payroll deductions then credited to the Participant’s Account which have not already been applied for the purchase of Shares hereunder shall be paid to the Participant, and (ii) no further payroll deductions shall be made from the Participant’s Compensation and no Options shall be granted to the Participant during any Offering commencing thereafter, unless the Participant elects again to participate in the Plan pursuant to Section 3.3. Partial withdrawals from participation shall not be permitted.

      B. Termination of Employment

(i) If a Participant ceases to be an Employee for any reason other than death or retirement, on or before the last working day preceding the 10th day prior to any Offering Termination Date, the Participant shall be deemed to have filed a withdrawal form in accordance with Section 3.4(A) on the date such Participant ceases to be an Employee. If the Participant ceases to be an Employee after such last working day, the Participant shall be deemed to have (x) exercised any outstanding Options in accordance with Article IV, and (y) immediately thereafter filed a withdrawal form in accordance with Section 3.4(A). The deemed filing of a withdrawal form pursuant to this Section shall have the same consequences as would the actual filing of a withdrawal form pursuant to Section 3.4(A). Shares in the Account of a Participant who experiences a termination of employment under the circumstances described in this Section 3.4(B) (i) will continue to be subject to the twelve (12)-month restriction period as discussed in Section 4.2(B) (iv).

(ii) In the event of the retirement or death of a Participant, prior to an Offering Termination Date, the Participant or his personal representative shall receive the Shares to which the Participant would have been entitled to receive as a result of such Participant’s payroll deductions, for the current Offering up to the time of retirement or death. Shares in the Account of a Participant who experiences a termination of employment described in this Section 3.4(B) (ii) will not be subject to the twelve-month restriction period described in Section 4.2(B) (iv).

ARTICLE IV

GRANTING AND EXERCISE OF OPTIONS

      4.1     Granting of Options

      A. Quarterly Offerings. The Plan shall be implemented by Offerings to Participants of Options to purchase Shares. Offerings shall be made each calendar quarter. Each Offering shall commence on the Offering Commencement Date and shall terminate on the Offering Termination Date. The first Offering Commencement Date shall be the Effective Date of the Plan as provided in Section 7.8. Offerings shall continue to be made under the Plan until the later of (i) the date the maximum number of Shares identified in Article V has been purchased pursuant to Options granted hereunder, or (ii) the Plan is terminated or suspended pursuant to Section 7.11. The Committee shall have the power to change the duration of Offerings (including the commencement dates thereof) with respect to future Offerings, without shareholder approval, if such change is announced at least two (2) days prior to the scheduled beginning of the first Offering to be affected thereafter.

      B. Granting of Options. On the Offering Commencement Date for each Offering period, a Participant automatically shall be granted a separate Option to purchase for the applicable Exercise Price a maximum number of Shares equal to the accumulated payroll deductions credited to the Participant’s Account as of the Offering Termination Date for such period, divided by 85% of the lesser of (i) the Fair Market Value of the Shares on the Offering Commencement Date, or (ii) the Fair Market Value of the Shares on the Offering Termination Date.

      C. Exercise Price. The Exercise Price for Options granted hereunder shall be set by the Committee, provided, however, that the Exercise price shall not be less than 85% of the lesser of (i) the Fair Market Value of the Shares on the Offering Commencement Date, or (ii) the Fair Market Value of the Shares on the Offering Termination Date. Unless otherwise provided by the Committee prior to the commencement of an Offering, the Exercise Price for that Offering shall be 85% of the lesser of (i) the Fair Market Value of the Shares on the Offering Commencement Date, or (ii) the Fair Market Value of the Shares on the Offering Termination Date.

      4.2     Exercise of Options

      A. Automatic Exercise. Except as otherwise provided in the Plan or determined by the Committee, an Option granted to a Participant hereunder shall be deemed to have been exercised automatically on the Offering Termination Date applicable to such Option. Such exercise shall be for the purchase, on or as soon as practicable after the Offering Termination Date, of the number of full and/or fractional Shares that the accumulated payroll deductions credited to the Participant’s Account as of the Offering Termination Date will purchase at the applicable Exercise Price (but not in excess of the number of Shares for which an Option has been granted to the Participant pursuant to Section 4.1). The Participant’s Account shall be charged for the amount of the purchase, and the Participant’s ownership of the Shares purchased shall be appropriately evidenced on the books of the Company.

      B. Restrictions on Exercise of Options

(i) Exercise of Options. As required by Code Section 423, any Option granted hereunder shall in no event be exercisable after the expiration of twenty-seven (27) months following the Offering Commencement Date applicable thereto.

(ii) Exercise by the Participant Only. During the Participant’s lifetime, any Option granted to the Participant shall be exercisable only by such Participant.

(iii) Other Restrictions. Under no circumstances shall any Option be exercised, nor shall any Shares be issued hereunder, until such time as the Company shall have complied with all applicable requirements of (a) the Act, (b) all applicable listing requirements of any securities exchange on which the Shares are listed, and (c) all other applicable requirements of law or regulation.

(iv) Holding Period. Shares purchased pursuant to this Plan may not be sold, assigned, transferred, pledged, exchanged, encumbered or otherwise disposed of in any way (other than by will or the laws of descent or distribution) during the applicable Holding Period, except in the event of Death or Disability as discussed in Section 3.4(B); provided, however, that the Committee, in its discretion, may shorten the Holding Period or otherwise provide for the lapse of any restrictions outstanding on any Shares. All certificates issued to Participants following each Offering Termination Date shall bear a legend in substantially the following form:

The shares represented by this certificate may not be sold, assigned, transferred, pledged, exchanged, encumbered or otherwise disposed of in any way (other than by will or the laws of descent and distribution) for a period commencing on [insert applicable Purchase Date] and ending one (1) year thereafter (the “Holding Period”); provided, however, that the committee administering the Allied Holdings, Inc. 1999 Employee Stock Purchase Plan, in its discretion, may shorten the Holding Period or otherwise provide for the lapse of any restrictions outstanding on any such shares.

      C. Issuance of Certificates. Certificates with respect to Shares purchased hereunder shall be issued to the Participant upon request by the Participant to the Transfer Agent. The Transfer Agent shall issue and deliver such certificates as soon as practicable after receipt of such a request. The Participant shall pay any fees charged by the Transfer Agent for its services. The Company shall not be required to issue any certificates for fractional Shares. If a Participant requests certificates for Shares for the purpose of disposing of all of the Participant’s Shares, the Company shall pay to the Participant cash in lieu of any fractional Shares, based on the Fair Market Value of such fractional Shares as of the date of the issuance of such certificates.

      D. Registration of Certificates. Certificates shall be registered only in the name of the Participant or the Participant and his or her spouse.

      E. Rights as a Shareholder. The Participant shall have no rights or privileges of a shareholder of the Company with respect to Options granted or Shares purchased hereunder, unless and until such Shares shall have been appropriately evidenced on the books of the Company.

ARTICLE V

STOCK

      5.1     Maximum Shares. The maximum aggregate number of Shares which may be purchased under the Plan shall be 700,000, subject to adjustment upon certain corporate changes as provided in Section 5.2. If the total number of Shares for which Options are exercised on any Offering Termination Date exceeds such maximum number, the Committee shall make a pro rata allocation of the Shares available for purchase in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the Account of each Participant shall, to the extent not applied for the purchase of Shares, be refunded to the Participants as soon as practicable thereafter.

      5.2     Adjustment Upon Corporate Changes. In the event of any stock dividend, stock split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders (other than ordinary cash dividends), exchange of Shares, or other similar corporate change with respect to the Company, the Committee (i) shall determine the kind of Shares that may be purchased under the Plan after such event, and (ii) may, in its discretion, adjust the aggregate number of Shares available for purchase under the Plan or subject to outstanding Options and the respective Exercise Prices applicable to outstanding Options. Any adjustment made by the Committee pursuant to the preceding sentence shall be conclusive and binding on the Company and all Employees.

ARTICLE VI

ADMINISTRATION

      6.1     Appointment of Committee. Except as otherwise delegated by the Committee pursuant to this Article VI, (i) the Plan shall be administered by the Committee, (ii) the Committee shall have full authority to administer and interpret the Plan in any manner it deems appropriate in its sole discretion, and (iii) the determinations of the Committee shall be binding on and conclusive as to all parties.

      6.2     Delegation of Certain Authority to Plan Administrator. Except as otherwise provided in the Plan, required by applicable law, or determined by the Committee, (i) the Plan Administrator shall be responsible for the performance of such administrative duties under the Plan not otherwise reserved to the Committee, (ii) the Plan Administrator shall have full authority to administer and interpret the Plan in any manner it deems appropriate in its sole discretion, and (iii) the determinations of the Plan Administrator shall be binding on and conclusive as to all parties.

      6.3     Compliance with Applicable Law. The Plan shall not be interpreted or administered in any way that would cause the Plan to be in violation of Code Section 423 or other applicable law.

      6.4     Expenses. The Company shall pay all expenses related to the administration of the Plan, except charges imposed by the Transfer Agent for issuing certificates for Shares, sales charges and commissions applicable to Shares, charges for back records and research performed at the request of the Participant, and such other expenses as may be designated by the Committee. The Participant shall pay all expenses related to administration of the Plan that are not paid for by the Company.

ARTICLE VII

MISCELLANEOUS

      7.1     No Employment Rights. The Plan shall not, directly or indirectly, create in any Employee or class of Employees any right with respect to continuation of employment with the Company. The Plan shall not interfere in any way with the Company’s right to terminate, or otherwise modify, an Employee’s employment at any time.

      7.2     Rights not Transferable. Any rights of the Participant under the Plan shall not be transferred other than (i) by will, (ii) by the laws of descent or distribution, or (iii) pursuant to a qualified domestic relations order, as defined in the Code.

      7.3     Withholding. The Committee shall have the right to make such provisions as it deems appropriate to satisfy any obligation of the Company to withhold federal, state or local income or other taxes incurred by reason of the operation of the Plan.

      7.4     Delivery of Shares to Estate Upon Death. In the event of the death of a Participant, any Shares purchased by the Participant hereunder, other than Shares as to which the Participant previously received certificates, shall be issued and delivered to the estate of the Participant as soon as practical thereafter.

      7.5     Effect of Plan. The provisions of the Plan shall be binding upon, and inure to the benefit of, all successors of each Participant, including without limitation the Participant’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Participant.

      7.6     Use of Funds. All funds received or held by the Company pursuant to the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such funds from its general assets.

      7.7     Plan Share Purchases. Shares subject to purchase by Participants under the Plan shall, in the discretion of the Committee, be made available from treasury Shares, authorized but unissued Shares, reacquired Shares, and/or Shares purchased on the open market.

      7.8     Effective Date. The Plan shall be effective on the first business day of the calendar quarter occurring on or after the later of (i) February 1, 1999, (ii) the effective date of the Form S-8 Registration Statement covering Shares authorized for purchase under the Plan, or (iii) such other date as may be designated by the Committee. The Plan shall remain in effect for a term of ten (10) years thereafter, unless sooner terminated pursuant to Section 7.10.

      7.9     Amendments to the Plan. The Committee may from time to time make amendments to the Plan that it deems advisable and consistent with the purposes of the Plan and applicable law. Notwithstanding the foregoing, no amendment that would (i) effect an increase in the number of Shares which may be purchased under the Plan, which increase is of a type that would require shareholder approval under Code Section 423, or (ii) effect a change in the designation of the corporations whose Employees may be offered Options under the Plan, which change is of a type that would require shareholder approval under Code Section 423, shall become effective unless the shareholder approval required by Code Section 423 is obtained.

      7.10     Termination or Suspension of the Plan. The Committee shall have the power at any time to terminate or suspend the Plan and all rights of Employees under the Plan.

      7.11     Governing Law. The laws of the State of Georgia shall govern all matters relating to the Plan, except to the extent such laws are superseded by the laws of the United States.

      7.12     Merger Clause. The terms of the Plan are wholly set forth in this document, including certain standards of certain other plans which are to be applied to an Employee for purposes of the Plan to the extent provided herein, regardless of whether such Employee is covered under such plans. This Section shall in no way limit the authority of the Committee and the Plan Administrator to administer the Plan as provided herein.

PROXY

ALLIED HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby acknowledges receipt of the notice of the annual meeting of the shareholders of Allied Holdings, Inc. (the “Company”) to be held on June 19, 2003 at 10:00 a.m., local time, at the corporate offices of the Company, 160 Clairemont Avenue, Third Floor Conference Room, Decatur, Georgia 30030 (“Annual Meeting”), and the Proxy Statement attached thereto, and does hereby appoint Hugh E. Sawyer and Thomas M. Duffy, and each or either of them (with full power to act alone), the true and lawful attorney(s) of the undersigned with power of substitution, for and in the name of the undersigned, to represent and vote, as designated below, all of the shares of no par value common stock of the Company which the undersigned is entitled to vote at the Annual Meeting, or at any adjournment or adjournments thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL NUMBER 1, FOR PROPOSAL NUMBER 2 AND UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDER. THIS PROXY MAY BE REVOKED BY ATTENDING THE MEETING AND VOTING IN PERSON, OR BY SUBMITTING A SUBSEQUENT PROXY WITH THE SECRETARY OF THE COMPANY PRIOR TO OR AT THE TIME OF THE MEETING.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

☒	Please mark votes as in this example.

							FOR	AGAINST	ABSTAIN
1.	Election of Directors: For Three-Year Terms Expiring Annual Meeting 2006: Nominees: (01) David G. Bannister, (02) William P. Benton, (03) Robert J. Rutland and (04) Hugh E. Sawyer				2.	Proposal to amend the Company’s Employee Stock Purchase Plan to increase the number of shares subject to the Plan by 350,000.	☐	☐	☐
	FOR ALL NOMINEES except as indicated below	☐	☐	WITHHELD FROM ALL NOMINEES	3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

☐
Instructions: To withhold authority to vote for any individual nominee(s) write that nominee’s name on the space provided above.						MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐
I hereby revoke all proxies by me heretofore given for any meeting of the shareholders of the Company.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE.

					Please sign your proxy exactly as your name appears at left. When signing as an attorney, executor, administrator, trustee, or guardian, give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in a partnership name by authorized person. WHEN SHARES ARE HELD BY JOINT TENANTS, OR IN THE NAME OF TWO OR MORE PERSONS, ALL SHOULD SIGN.

Signature:	Date:	Signature:	Date: